As filed with the Securities and Exchange Commission on January 4, 2007

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 27, 2006

ADESA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-32198	35-1842546
(Commission File Number)	(I.R.S. Employer Identification No.)

13085 Hamilton Crossing Boulevard Carmel, Indiana	46032
(Address of Principal Executive Offices)	(Zip Code)

(800) 923-3725

(Registrant’s Telephone Number, Including Area Code)

With a copy to:
Robert S. Townsend, Esq.
Jaclyn Liu, Esq.
Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

As reported on a Current Report on Form 8-K of ADESA, Inc. (the “Company”) filed with the Securities and Exchange Commission on December 22, 2006 (the “Prior 8-K”), the Company entered into Change in Control Agreements with certain officers of the Company on December 21, 2006, including Ron Beaver, George J. Lawrence and A. R. Sales (the “Executives”).  The form of the Change in Control Agreement, specifying the terms applicable to the Executives, was filed as Exhibit 10.7 to the Prior 8-K.

Each of the Change in Control Agreements provides that the Executives would receive certain cash payment and non-cash benefits upon termination of employment after a change in control of the Company.  Alternatively, each of the Executives may elect by notice to be received by the Company no later than December 31, 2006, to receive a lesser amount of the cash payment and the same non-cash benefits, subject to the occurrence of a change in control of the Company.  As reported on the Prior 8-K, the Company entered into an Agreement and Plan of Merger, dated as of December 22, 2006, pursuant to which the Company would be acquired by a group of private equity funds led by Kelso & Company.  The pending acquisition, if completed, would be deemed to be a change in control of the Company under the respective Change in Control Agreements.

On December 27, 2006, each of the Executives notified the Company that he elected to receive the lesser cash payment under the respective Change in Control Agreements, subject to the occurrence of a change in control of the Company.  Under the respective Change in Control Agreements, each of the Executives’ employment shall terminate upon the effective date of the Change in Control, provided that the Company may, at its discretion, ask each of the Executives to continue as a consultant of the Company for not more than 30 days thereafter.

The foregoing description of the Change in Control Agreement of each of the Executives does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Change in Control Agreement filed as Exhibit 10.7 to the Prior 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADESA, INC.

Date: January 4, 2007	By:	/s/ David G. Gartzke
David G. Gartzke
Chairman and Chief Executive Officer